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                                                                   Exhibit 23(a)
                                                                   -------------

INDEPENDENT AUDITORS' CONSENT


Koger Equity, Inc.

We consent to the incorporation by reference in this Registration Statement of Koger Equity, Inc. on Form S-3 of our report dated March 4, 1994, which expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty pertaining to pending litigation (which litigation has been settled, subject to court approval), appearing in the Annual Report on Form 10-K of Koger Equity, Inc. for the year ended December 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Jacksonville, Florida

August 22, 1994